Exhibit 99.2

Condensed Consolidated Interim Financial Statements

For the Three and Nine Months Ended September 30, 2016

(unaudited)

DirectCash Payments Inc.

Condensed Consolidated Interim Statements of Financial Position

Canadian dollars in thousands (unaudited)

As at:	Notes	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash in circulation	9	$10,102	$10,854
Cash	9	26,042	10,002
Cash in escrow		—	390
Restricted funds		1,909	2,317
Trade and other receivables		14,312	12,253
Inventories		22,201	14,342
Prepaid expenses		4,125	3,870
		78,691	54,028
Non-current assets:
Other assets		2,707	1,030
Property and equipment		62,396	39,359
Intangible assets		82,339	86,733
Goodwill		173,887	174,191
Deferred tax asset		8,884	9,233
		330,213	310,546
		$408,904	$364,574

Liabilities and Shareholders’ Equity
Current liabilities:
Restricted funds liability		$1,909	$2,317
Trade and other payables		44,654	47,736
Other current liabilities		4,191	4,560
Current portion of long-term debt	5	365	9,081
		51,119	63,694
Non-current liabilities:
Other liabilities		4,873	3,323
Long-term debt	5	293,293	207,879
Deferred tax liability		13,370	15,216
		311,536	226,418
Shareholders’ equity:
Share capital		271,202	271,202
Shares held in trust	6	(1,859)	(1,926)
Contributed surplus		2,108	1,988
Foreign currency translation reserve		(11,537)	(7,548)
Deficit		(213,665)	(189,254)
Total Shareholders’ equity		46,249	74,462
		$408,904	$364,574

Subsequent event (Note 5, 8 and 12)

See accompanying notes to the condensed consolidated interim financial statements

DirectCash Payments Inc.

Condensed Consolidated Interim Statements of Operations and Comprehensive Income (Loss)

Canadian dollars in thousands (except per share amounts) (unaudited)

		For the three months ended		For the nine months ended
	Notes	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenue		$72,968	$75,541	$211,142	$211,659
Expenses
Cost of sales		39,535	39,955	112,214	109,481
Personnel expenses		8,751	9,926	26,849	27,670
Other expenses		4,851	5,677	15,226	16,559
Vault cash rental costs	5	2,668	2,512	7,901	7,410
Realized loss (gain) on foreign exchange	9	1,478	(1,155)	1,168	(1,754)
Adjusted EBITDA		15,685	18,626	47,784	52,293
Acquisition related costs	4	1,801	—	1,801	—
Other losses		—	7,615	—	7,431
Depreciation of property and equipment		4,185	4,628	13,516	13,609
Amortization of intangible assets		9,675	9,373	28,601	28,760
Finance costs	5	4,990	6,113	15,182	15,343
Unrealized loss (gain) on foreign exchange	9	1,004	(325)	(1,571)	966

Net loss before income taxes		(5,970)	(8,778)	(9,745)	(13,816)
Current income tax expense (benefit)		1,563	(237)	3,944	2,068
Deferred income tax benefit		(3,541)	(4,940)	(8,215)	(9,850)
		(1,978)	(5,177)	(4,271)	(7,782)
Net loss		$(3,992)	$(3,601)	$(5,474)	$(6,034)

Other comprehensive income (loss)
Foreign currency translation on investments in foreign operations		6,246	(4,243)	(3,989)	(1,044)
Comprehensive income (loss)		$2,254	$(7,844)	$(9,463)	$(7,078)

Net income (loss) attributable to common shareholders
Basic and Diluted	6	$(0.23)	$(0.21)	$(0.31)	$(0.35)

See accompanying notes to the condensed consolidated interim financial statements

DirectCash Payments Inc.

Condensed Consolidated Interim Statements of Cash Flows

Canadian dollars in thousands (unaudited)

For the nine months ended:	Notes	September 30, 2016	September 30, 2015
Cash provided by (used in):
Operating:
Net loss		$(5,474)	$(6,034)
Add (deduct) items not involving cash:
Income taxes		(4,271)	(7,782)
Unrealized (gain) loss on foreign exchange	9	(1,571)	966
Share-based compensation		898	626
Finance costs	5	15,182	15,343
Other		1,293	6,904
Depreciation and amortization		42,117	42,369
Changes in non-cash working capital	11	(3,318)	5,634
Paid to EPSP trustee	6	(711)	(760)
Income taxes paid, net		(4,245)	(7,105)
Net cash generated from operating activities		39,900	50,161
Investing:
Acquisition of property and equipment		(11,671)	(7,538)
Acquisition of intangible assets		(1,034)	(985)
Business and asset acquisitions	4	(53,017)	(4,025)
Other investment		(185)	—
Changes in non-cash working capital	11	398	948
Net cash used in investing activities		(65,509)	(11,600)
Financing:
Long-term debt repayment		—	(77,353)
Bridge loan facility advances, net of financing costs	5	68,250	—
Repurchase of common shares		—	(413)
Revolving facilities advance, net		8,360	88,752
Interest paid	11	(15,075)	(15,265)
Funds in escrow		—	(2,000)
Dividends to shareholders	7	(18,937)	(18,992)
Net cash from (used in) financing activities		42,598	(25,271)
Increase in cash and cash equivalents		16,989	13,290
Cash and cash equivalents, beginning of period		20,856	14,244
Foreign exchange gain (loss) on cash held in foreign currency		(1,701)	544
Cash and cash equivalents, end of period		$36,144	$28,078
Cash and cash equivalents is comprised of:
Cash in circulation	9	10,102	10,326
Cash	9	26,042	17,752
		$36,144	$28,078

See accompanying notes to the condensed consolidated interim financial statements

DirectCash Payments Inc.

Condensed Consolidated Interim Statements of Changes in Equity

Canadian dollars in thousands (unaudited)

	Notes	Share Capital $	Shares held in trust (by EPSP Trustee) $	Contributed surplus (current and unvested EPSP) $	Foreign currency translation reserve $	Deficit $	Total $
As at December 31, 2015		271,202	(1,926)	1,988	(7,548)	(189,254)	74,462
Net loss		—	—	—	—	(5,474)	(5,474)
Foreign currency translation on investments in foreign operations		—	—	—	(3,989)	—	(3,989)
Share based payment transactions (EPSP)		—	67	120	—	—	187
Dividends	7	—	—	—	—	(18,937)	(18,937)
As at September 30, 2016		271,202	(1,859)	2,108	(11,537)	(213,665)	46,249

As at December 31, 2014		271,863	(2,320)	2,314	(20,998)	(156,681)	94,178
Net loss		—	—	—	—	(6,034)	(6,034)
Foreign currency translation on investments in foreign operations		—	—	—	(1,044)	—	(1,044)
Common shares buy-back		(413)	—	—	—	—	(413)
Share based payment transactions (EPSP)		—	394	(528)	—	—	(134)
Dividends	7	—	—	—	—	(18,988)	(18,988)
As at September 30, 2015		271,450	(1,926)	1,786	(22,042)	(181,703)	67,565

See accompanying notes to the condensed consolidated interim financial statements

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

1.              Corporate information

DirectCash Payments Inc. (“DCPayments” or the “Company”) is a publicly traded corporation incorporated and domiciled in Alberta, Canada. The condensed consolidated interim financial statements comprise those of DCPayments and its subsidiaries and wholly-owned limited and general partnerships. The Company’s registered head office is located at #6, 1420 — 28 Street N.E., Calgary, Alberta. DCPayments is a payments service business with operations in Canada, Australia, New Zealand, the United Kingdom, and Mexico. The Company’s focus is on building long term contracted recurring revenue in the payments merchant space.

The Company provides switch and transaction processing services for automated banking machines (“ATMs”) and for debit and credit cards and related services. DCPayments deploys, operates and services ATMs in all its geographic segments. In Canada, the Company operates its Other Services business which includes payment, bank card processing and related services as well as other managed services to credit unions and financial institutions. The end-to-end payment solutions provided to credit unions and financial institutions enables these customers to outsource their payment and bank card and ATM processing and compete with services similar to those offered by larger banks.

2.              Basis of presentation

Statement of compliance

The condensed consolidated interim financial statements for the three and nine months ended September 30, 2016 have been prepared in accordance with International Accounting Standards (“IAS”) 34 Interim Financial Reporting and do not include all of the information required for full annual financial statements. These condensed consolidated interim financial statements should be read in conjunction with the Company’s consolidated financial statements as at and for the year ended December 31, 2015 which were prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These condensed consolidated interim financial statements were approved and authorized for issuance by the Board of Directors on November 10, 2016.

Basis of measurement

These condensed consolidated interim financial statements are stated in Canadian dollars and were prepared on a going concern basis, under the historical cost basis, except for the interest rate swaps and foreign exchange contracts which are measured at fair value.

Additional GAAP measure

DCPayments has presented adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as a subtotal in its consolidated statement of operations and comprehensive income (loss). Adjusted EBITDA is an important measure utilized by management in assessing the financial performance of the Company relative to its operating plans and budgets. It is also the measurement utilized by the holders of the Company’s long-term debt, as described in note 5, in calculating financial covenants. The Company has presented Adjusted EBITDA prior to unrealized foreign exchange gains (losses) and non-recurring other gains (losses). The Company utilizes this presentation of Adjusted EBITDA because it is consistent with the definition of EBITDA under DCPayments’ credit facility agreement. DCPayments has also presented Adjusted EBITDA prior to the

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

deduction for acquisition-related expenses. These expenses relate only to business combinations which are complex, require the pre-approval of  the Company’s lenders and are financed utilizing long-term debt or the issue of equity or a combination thereof. Costs incurred on recurring asset acquisitions are not considered acquisition-related expenses and are included with other expenses in the condensed consolidated statement of operations and comprehensive income (loss).

Use of estimates and judgments

The preparation of condensed consolidated interim financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated interim financial statements and the reported amounts of revenues and expenses during the reporting period.  The significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements as at and for the year ended December 31, 2015. Although these estimates are based on management’s best approximation of the amount, event or actions, actual results ultimately may differ from those estimates.

3.              Significant accounting policies

The condensed consolidated interim financial statements have been prepared following the same accounting policies as the audited consolidated financial statements for the year ended December 31, 2015.

4.              Acquisition

First Data Acquisition

Effective September 30, 2016, DCPayments acquired the ATM business and assets of First Data Resources Australia Limited and Cashcard Australia Limited (collectively “First Data”). The assets include First Data’s Australian retail ATM and managed services ATM business, comprising approximately 3,500 ATMs and associated contracts in the Australian market for cash consideration of A$55 million including taxes, subject to customary closing purchase price adjustments (the “First Data Acquisition”).

In conjunction with the First Data Acquisition, the Company amended its credit facility (note 5(a)), entered into an additional vault cash rental agreement (note 5(e)) and a bridge loan facility agreement (note 5(c)).

The preliminary purchase was accounted for using the acquisition method, with DCPayments being the acquirer for accounting purposes. The total purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on the respective fair values at the date of acquisition. The allocations are preliminary and subject to change pending receipt of final information. The preliminary allocation is as follows:

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

	A$	Cdn$

Intangible assets	$22,452	$22,632
Working capital	13,436	13,544
Property and equipment	25,830	26,037
Deferred tax liability	(6,718)	(6,773)
Subtotal	$55,000	$55,440
Less: liabilities assumed	(4,577)	(4,614)
Total cash paid	$50,423	$50,826

Total costs incurred in connection with the acquisition and included in acquisition-related expenses were approximately $1.8 million.

The results of operations of First Data will be included in the consolidated financial statements from October 1, 2016.

Pro-forma Results

Had the First Data Acquisition occurred on January 1, 2016, for the nine months ended September 30, 2016, DCPayments estimates that pro-forma revenue and net income before taxes would have been increased by approximately A$41.2 million and A$10.5 million, respectively. The pro-forma net income is calculated after giving effect to the impact of fair value assessments and certain pro-forma adjustments including amortization of the acquired intangible assets and depreciation of property and equipment, but does not include any pro-forma interest adjustments. The pro-forma financial results are not necessarily indicative of the actual results that would have occurred had the transaction been completed on January 1, 2016, nor does it reflect the impact of any potential operating efficiencies, savings from expected synergies, or costs to integrate the operations. The pro-forma financial results are also not necessarily indicative of the future results to be expected for the consolidated operations.

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

5.              Long Term Debt

The Company’s long-term debt consists of the following:

	Note	Principal	September 30, 2016	December 31, 2015
Revolving credit facility, due July 23, 2018	5(a)	$ 73.6m Cdn	$73,642	$70,838
	5(a)	$ 17.0m Cdn	17,000	—
	5(a)	A$11.6m	11,660	4,434
Reducing revolving credit facility	5(a)		—	19,140
Unsecured Senior Notes, due August 8, 2019	5(b)	$ 125.0m Cdn	125,000	125,000
Bridge loan facility	5(c)	$ 70.0m Cdn	70,000	—
Minimum finance lease payments, due 2016		£ 0.0m GBP	13	120
Minimum finance lease payments, due 2016-2018		$ 0.7m Cdn	662	654
Total			$297,977	$220,186
Less: interest on finance leases			—	(4)
Unamortized transaction costs			(4,319)	(3,222)
			$293,658	$216,960
Current portion of long-term debt			(365)	(9,081)
Long-term debt			$293,293	$207,879

a.              Senior Secured Facilities

In order to fund acquisition opportunities and operate the business, DCPayments has established a credit facility with a syndicate of lenders (the “Syndicate”). On September 30, 2016 DCPayments executed an amendment to the facility.

Under the amended credit facility, DCPayments is subject to certain financial covenants as follows (terms as defined in the credit facility): (i) Senior Secured Debt Leverage must be less than or equal to 2.0 times Adjusted EBITDA; (ii) Total Debt Leverage must be less than or equal to 4.0 times Adjusted EBITDA beginning September 30, 2016 to and including June 30, 2017; 3.5 times Adjusted EBITDA for the period beginning on July 1, 2017 and thereafter; and (iii) the ratio of Adjusted EBITDA less unfunded capital expenditures, dividends and cash taxes to interest expense and scheduled principal payments on funded debt (the “Fixed Charge Coverage Ratio”) must be greater than or equal to 1.35 times Adjusted EBITDA. Debt as defined includes amounts outstanding under letters of credit and is reduced by certain cash and cash equivalents. Adjusted EBITDA, as defined, is adjusted for pro-forma adjustments related to business acquisitions that occur during the relevant calculation period and certain other non-cash charges. Amounts drawn and expenses paid on the Company’s vault cash rental agreements (note 5(d)) are not considered debt, and therefore are not applicable in making the foregoing calculations.  As at September 30, 2016, DCPayments was in compliance with all applicable covenants and ratios under the facility.

Until such time as the Total Debt Leverage ratio is less than or equal to 2.75, as calculated on an annual basis, the Company is required to repay outstanding advances to the extent of 50% of excess cash flow (as defined in the credit facility) for the previous year. Such repayment, if required, is due within 120 days of the Company’s year end.

The interest rate applicable to amounts borrowed under the credit facility is based on the Prime, LIBOR

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

or BA rates in Canada (BBSY rate in Australia) plus an applicable margin, adjusted quarterly based on the Total Debt Leverage ratio for the preceding quarter. Additionally, DCPayments is required to pay a commitment fee on the unused portion of the revolving facility.

Substantially all of the Company’s assets, including the shares of its material subsidiaries (as defined in the credit facility) and partnership interests are pledged to secure borrowings made under the senior facilities.

Revolving Facility

The amended facility dated September 30, 2016 includes: (i) Facility A: a Cdn$110 million (including a Cdn$20 million Pounds Sterling Tranche commitment) revolving credit facility; (ii) Facility B: a Cdn$20 million revolving credit facility; and (iii) Facility C: an A$15 million revolving credit facility; all maturing July 23, 2018. As at September 30, 2016, Cdn$102.3 million was outstanding (December 31, 2015 - $94.4 million).

The A$20 million reducing revolving credit facility (reducing approximately A$0.5 million per quarter) available for general corporate purposes was paid down in full and retired as at September 30, 2016. The Company has posted letters of credit totalling approximately $1.9 million (US$ 1.0 million and A$ 0.6 million) in connection with third-party contracts in Canada and Australia (December 31, 2015 — $2.0 million). These letters of credit reduce the Company’s borrowing capacity under the revolving facility. On October 4, 2016, the US$ 1.0 million letter of credit was cancelled as it was no longer required.

The average interest rate on the Company’s revolving facilities for the nine months ended September 30, 2016 was 4.95% on the Canadian facilities and 4.69% on the Australian dollar denominated facilities (September 30, 2015 — 4.70% and 4.78%, respectively).

b.              Unsecured Senior Notes

DCPayments has $125 million aggregate principal amount of seven year unsecured senior notes (the “Notes”) outstanding, maturing on August 8, 2019. The Notes are direct senior unsecured obligations ranking pari passu with all other present and future senior unsecured indebtedness of DCPayments and bear interest at 8.125% per annum, payable semi-annually on February 8th and August 8th. The Notes contain no maintenance covenants. Pursuant to the terms of the indenture, the Company is limited on the amount of restricted payments, including dividends, which it can make, such restrictions being generally governed by a fixed charge coverage incurrence test and an overall restricted payments basket. The Notes are guaranteed by all of the Company’s material subsidiaries and partnerships.

c.               Bridge Loan Facility

On September 30, 2016, DCPayments executed an agreement for a $70 million non-revolving bridge loan facility to fund the First Data Acquisition (note 4), pay fees and expenses incurred in connection with the First Data Acquisition and to fund necessary upgrades and expenses related to the First Data Acquisition. The costs incurred in connection with the bridge loan facility were $1.8 million which were deferred and will be amortized over the term of the bridge loan facility using the effective interest method. If the initial bridge advances have not been converted to Extended Term Loans (as defined in the bridge loan facility agreement) on or prior to September 30, 2017, all outstanding Initial Bridge Advances shall be automatically converted into Extended Term Loans with a maturity date of

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

September 30, 2022.  The interest rate has been initially set at a rate per annum equal to the prime rate plus margin (the “Prime Rate” as defined in the bridge loan facility agreement).

d.              Finance costs

	For the three months ended September 30		For the nine months ended September 30
	2016	2015	2016	2015
Unsecured senior notes	$2,574	$2,560	$7,624	$7,596
Term facility	—	303	—	1,513
Revolving facility	1,247	861	3,738	1,797
Amortization of transaction costs	218	1,876	653	2,712
Realized loss on interest rate swaps	395	266	934	712
Unrealized loss (gain) on interest rate swaps	(138)	280	1,371	598
Debt carrying costs	81	108	193	435
Other	613	(141)	669	(20)
	$4,990	$6,113	$15,182	$15,343

Debt carrying costs include primarily the commitment fee payable by the Company on the unused portion of the revolving facilities.

e.               Vault Cash Rental Agreements

DCPayments has vault cash rental agreements with large financial institutions for the supply of cash to ATMs owned by the Company in Canada, Australia and the United Kingdom. Under these agreements, cash is owned by the vault cash provider who contracts directly with or authorizes the Company, as agent, to contract with transaction acquirers, settlement agents and armoured car carriers. DCPayments does not have an ownership claim over the vault cash which is loaded into ATMs. In

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

August 2016, DCPayments extended its existing vault cash rental agreement in Australia for eighteen months through to the end of December 2017. On September 30, 2016, the Company signed another vault cash rental agreement with another large Australian financial institution provider with a A$180 million limit for a term of 18 months after September 30, 2016 to fund the vault cash usage of the ATMs acquired through the First Data Acquisition (note 4).

The settlement of the cash asset and corresponding liability is through regulated clearing systems and as such a right of set-off exists. As a result of the above factors, such cash and the related obligations are not reflected in the condensed consolidated interim financial statements. The amounts in circulation under these facilities were approximately $357 million and $418 million as of September 30, 2016 and December 31, 2015, respectively. Amounts in local currency are as follows:

As at:	September 30, 2016	December 31, 2015
Americas - Canadian dollars	$111,263	$114,993
Australasia — Australian dollars	$156,779	$158,880
Europe — GBP	£51,349	£70,147

6.              Share capital

a.              Authorized shares

DCPayments is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares (issuable in series). As at September 30, 2016, only common shares have been issued.

b.              Issued and fully paid shares

The Company had 17,534,279 common shares outstanding as of September 30, 2016 and December 31, 2015 (September 30, 2015 - 17,555,579). During the nine months ended September 30, 2016, DCPayments did not purchase any shares through a Normal Course Issuer Bid (“NCIB”). The NCIB expired on August 3, 2016.

c.               Shares held in trust by EPSP Trustee

The cumulative balance of shares held in trust by EPSP Trustee comprises the cost of common shares held by the Trustee under the employee profit sharing plan (“EPSP”) that have not become vested to the participants.

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

As at:	September 30, 2016	December 31, 2015
Balance, January 1	$1,926	$2,320
EPSP vested	(778)	(1,133)
Shares purchased and held by Trustee — EPSP	711	739
	$1,859	$1,926
Number of shares held by EPSP Trustee	131,051	111,734

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

d.     Weighted average shares outstanding

	For the three months ended September 30		For the nine months ended September 30
	2016	2015	2016	2015
Issued common shares	17,534,279	17,589,279	17,534,279	17,589,279
Effect of shares held in trust by EPSP Trustee	(131,051)	(111,253)	(133,766)	(121,482)
Common shares buy back under NCIB	—	(14,921)	—	(5,028)
Weighted average number of shares (basic)	17,403,228	17,463,105	17,400,513	17,462,769
Weighted average number of shares (diluted)	17,403,228	17,463,105	17,400,513	17,462,769

7.              Dividends declared

The following dividends were declared by DCPayments during the periods indicated.

	For the three months ended September 30		For the nine months ended September 30
	2016	2015	2016	2015
12.0 cents monthly per qualifying common share	$6,312	$6,324	$18,937	$18,988

DCPayments’ policy is to pay dividends on or about the last day of each month to shareholders of record on the last business day of the preceding month. As a result, the September 2016 and 2015 dividends of approximately $2.1 million and $2.1 million, respectively, were declared and paid subsequent to the reporting period.

8.              Related party transactions

DirectCash Bank

DCPayments is party to various service and marketing agreements with DirectCash Bank (“DC Bank”), in which DCPayments provides transaction processing and technology services to DC Bank and DC Bank provides services and products to DCPayments or its customers for a fee.  All contracts are negotiated at market terms and rates.  DC Bank is indirectly owned by two of the original principals of DCPayments, who continue to maintain significant ownership in the Company.  One of DC Bank’s significant shareholders (indirectly through a holding corporation) is also DCPayments’ President and CEO. Any transactions between DCPayments and DC Bank are approved by the independent directors.

During the three and nine months ended September 30, 2016, DCPayments paid approximately $0.4 million and $1.3 million (2015: $0.4 million and $1.2 million) of fees to DC Bank associated with various agreements with DC Bank. The related party balance payable to DC Bank and included in current liabilities at September 30, 2016 was approximately $0.2 million (September 30, 2015: $0.4 million).

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

On May 13, 2014, DCPayments entered into an agreement to acquire DC Bank, a Schedule 1 Canadian chartered bank with the shareholders of DC Bank. Subsequent to September 30, 2016, DC Bank and DCPayments terminated this agreement.

9.              Financial instruments and risk management

Fair value measurements for financial instruments

The carrying value of cash and cash equivalents, cash in escrow, trade and other receivables, loans receivable, trade and other payables and other liabilities approximate their fair values due to the relatively short-term nature of these balances.

The following table shows the detail of cash and cash equivalents items by currency:

As at September 30, 2016	CDN	AUD	GBP	Other(1)	Total
Cash in circulation
Cash inventory	$115	$—	$—	$1,441	$1,556
Vault cash	3,162	72	141	5,171	8,546
Other
Operating cash	14,397	7,810	2,061	1,774	26,042
Total cash and cash equivalents	$17,674	$7,882	$2,202	$8,386	$36,144

As at December 31, 2015	CDN	AUD	GBP	Other(1)	Total
Cash in circulation
Cash inventory	$351	$—	$—	$1,113	$1,464
Vault cash	4,139	71	150	5,030	9,390
Other
Operating cash	4,584	1,986	2,062	1,370	10,002
Total cash and cash equivalents	$9,074	$2,057	$2,212	$7,513	$20,856

(1)         Includes cash and cash equivalents held in US Dollars, Mexican Peso and New Zealand Dollars.

The carrying amount of long-term debt relates to borrowings under the Company’s credit facility, bridge loan facility, unsecured senior notes and obligations under finance leases. The carrying amount of borrowings under the credit facility and bridge loan facility approximates fair value since borrowings are subject to short-term floating interest rates and the spread is consistent with the Company’s current credit spreads. As at September 30, 2016, the fair value of the Company’s unsecured senior notes was approximately $125.6 million (December 31, 2015 - $126.3 million) based on best available estimated quoted price.  The fair value of the obligations under finance leases is determined by estimating future cash flows on a borrowing by borrowing basis, and discounting these future cash flows using the effective interest rate.

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

The following table shows the comparison of the carrying and fair values of the Company’s other financial instruments:

		September 30, 2016		December 31, 2015
	Level(4)	Carrying value	Fair value	Carrying value	Fair value
Interest rate swaps, liability(1)	2	$3,742	$3,742	$2,328	$2,328
Foreign exchange contracts, asset(2)	2	$89	$89	$—	$—
Long- term debt(3)	2	$297,977	$298,602	$220,182	$221,432

(1)         Included in other non-current liabilities and the unrealized (gain) loss is reported in finance costs.

(2)         Included in trade and other receivables and the unrealized gain was reported in unrealized gain (loss) on foreign exchange.

(3)         Includes the current and long-term portions of long-term debt before unamortized transaction costs.

(4)         The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). Level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly or indirectly.

Risk exposures

The Company is exposed to certain risks relating to its ongoing business operations. DCPayments overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance.

Foreign currency risk

DCPayments is exposed to foreign currency fluctuations primarily as a result of its investments in Australia, the United Kingdom, Mexico and New Zealand. The Company also has outstanding revolving loans denominated in Australian dollars and owns cash in circulation in New Zealand dollars and in Mexico denominated both in Pesos and US dollars. The Company enters into foreign exchange contracts to hedge its exposure to the foreign currency risks in addition to utilizing the Australian dollar denominated debt as a natural hedge. The following table summarizes the change in the exchange rates which significantly impacted the Company’s financial results for the periods presented:

Australian dollar	2016	2015
Opening rate, January 1	1.0083	0.9479
Closing rate, September 30	1.0054	0.9402
Average rate — three months ended September 30	0.9898	0.9491
Average rate — nine months ended September 30	0.9805	0.9603

UK Pound Sterling	2016	2015
Opening rate, January 1	2.0407	1.8071
Closing rate, September 30	1.7069	2.0244
Average rate — three months ended September 30	1.7126	2.0280
Average rate — nine months ended September 30	1.8429	1.9305

The Company entered into two Australian dollar foreign exchange contracts on February 19, 2016 that expire on December 30, 2016. The two contracts are at a fixed rate of A$0.98 and A$0.99 each at

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

A$12.5 million for a total Australian hedge of A$25 million. The fair value of the Company’s foreign exchange contracts at September 30, 2016 was an asset of $0.1 million. The fair value of the foreign exchange contracts is based on pricing models where the inputs include forward curves, volatility estimates and discount rates (level 2 inputs).

The following table discloses the Company’s unrealized and realized gains and losses, primarily attributed to Australian dollar transactions, for the periods indicated:

	For the three months ended September 30		For the nine months ended September 30
	2016	2015	2016	2015
Unrealized loss (gain):
Australian dollar currency hedges	$454	$199	$(89)	$719
Debt denominated in Australia dollars(1)	707	(481)	(1,390)	224
Other foreign currency assets and liabilities	(157)	(43)	(92)	23
	1,004	(325)	(1,571)	966
Realized loss (gain):
Australian dollar currency hedges	—	(239)	—	(427)
Repayment of debt denominated in Australia dollars(1)	1,424	(702)	1,313	(990)
Other foreign currency assets and liabilities	54	(214)	(145)	(337)
	$1,478	$(1,155)	$1,168	$(1,754)

(1) Includes foreign exchange on both the term loan and revolving credit facility (note 5) and on intercompany balances between the Company and its Australian subsidiary which are designated as short term in nature and translated through net loss.

Interest rate risk

As at September 30, 2016 the Company held three interest rate swaps to mitigate the risk on its Australian dollar denominated vault cash rental facilities and senior secured facilities:

	Current face	As at September 30, 2016
Maturity Date	Value ($A)	Fixed rate	Liability
February 27, 2018	$50,000	2.75%	$(860)
September 28, 2018	50,000	3.20%	(1,661)
February 28, 2019	35,000	2.98%	(1,221)
Total	$135,000		$(3,742)

As at September 30, 2016, the fair value of the Company’s interest rate swaps was a liability of approximately $3.7 million (December 31, 2015 - $2.3 million). The fair value of the interest rate swaps is based on pricing models where the inputs include forward curves, volatility estimates and discount rates (level 2 inputs).

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

Credit risk

Credit exposures can arise, normally for a short period of time as the Company depends on its customers to pay for products and services. DCPayments’ contracts typically provide for the ability to settle ATM and point of sale transactions directly to the benefit of the Company, which substantially reduces the credit risk of trade and loans receivable. As at September 30, 2016, the total provision for uncollectible amounts was $1.1 million and the Company had $1.7 million in outstanding trade receivables over 90 days that it considers not impaired (December 31, 2015 - $1.0 million and $1.3 million, respectively).

Liquidity risk

DCPayments may be exposed to liquidity risk if it is unable to collect its trade receivables balances on a timely basis, which in turn could impact the ability to meet commitments under its long-term debt agreements.  The Company’s policy is to maintain a conservative debt to total capitalization structure, maintain a diverse clientele of well established and well financed entities, and to maintain sufficient capacity within its revolving credit facilities to meet immediate liquidity requirements. The following table shows the maturities of the Company’s financial liabilities:

		Within
As at September 30, 2016	Total	1 year	>1 year
Trade and other payables	$44,654	$44,654	$—
Long-term debt and interest obligations(1)	153,966	8,626	145,340
Other current liabilities	4,191	4,191	—
Other long-term liabilities	1,131	—	1,131
Interest rate swaps	3,742	—	3,742
Bridge loan facility(2)	70,000	—	70,000
Revolving credit facility (3)	102,302	—	102,302

(1)              Includes future interest obligations calculated based on the interest rates in effect on September 30, 2016 but excludes finance lease payments.

(2)              Includes bridge loan facility before unamortized financing costs and excluding future interest obligations.

(3)              Includes revolving credit facility excluding future interest obligations.

10.       Segment reporting

The Company’s operations are segmented into the Americas (Canada and Mexico), Australasia (Australia and New Zealand) and Europe. Performance is measured based on revenues and gross profit. Cost of sales includes the costs of recurring services and products. Revenues and gross profits by geographic segment are as follows:

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

Revenue and gross profit

Three months ended September 30, 2016	Americas	Australasia	Europe	Total
Revenue
ATM	$20,898	$28,375	$13,055	$62,328
Other Services	10,638	2	—	10,640
Revenue from external customers	31,536	28,377	13,055	72,968
Cost of sales
ATM	10,944	15,571	9,231	35,746
Other Services	3,783	1	5	3,789
Total cost of sales	14,727	15,572	9,236	39,535
Gross profit
ATM	9,954	12,804	3,824	26,582
Other Services	6,855	1	(5)	6,851
Total gross profit	$16,809	$12,805	$3,819	$33,433

Three months ended September 30, 2015	Americas	Australasia	Europe	Total
Revenue
ATM	$20,237	$30,933	$14,676	$65,846
Other Services	9,695	—	—	9,695
Revenue from external customers	29,932	30,933	14,676	75,541
Cost of sales
ATM	10,613	15,743	9,608	35,964
Other Services	3,991	—	—	3,911
Total cost of sales	14,604	15,743	9,608	39,955
Gross profit
ATM	9,624	15,190	5,068	29,882
Other Services	5,704	—	—	5,704
Total gross profit	$15,328	$15,190	$5,068	$35,586

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

Nine months ended September 30, 2016	Americas	Australasia	Europe	Total
Revenue
ATM	$58,423	$84,526	$36,764	$179,713
Other Services	31,421	8	—	31,429
Revenue from external customers	89,844	84,534	36,764	211,142
Cost of sales
ATM	30,268	45,256	24,513	100,037
Other Services	12,171	1	5	12,177
Total cost of sales	42,439	45,257	24,518	112,214
Gross profit
ATM	28,155	39,270	12,251	79,676
Other Services	19,250	7	(5)	19,252
Total gross profit	$47,405	$39,277	$12,246	$98,928

Nine months ended September 30, 2015	Americas	Australasia	Europe	Total
Revenue
ATM	$54,612	$89,795	$34,330	$178,737
Other Services	32,922	—	—	32,922
Revenue from external customers	87,534	89,795	34,330	211,659
Cost of sales
ATM	28,072	46,476	21,837	96,385
Other Services	13,096	—	—	13,096
Total cost of sales	41,168	46,476	21,837	109,481
Gross profit
ATM	26,540	43,319	12,493	82,352
Other Services	19,826	—	—	19,826
Total gross profit	$46,366	$43,319	$12,493	$102,178

Depreciation and amortization expense

	Americas	Australasia	Europe	Total
Three months ended September 30, 2016	$2,837	$10,350	$673	$13,860
Three months ended September 30, 2015	2,551	10,219	1,231	14,001
Nine months ended September 30, 2016	$8,420	$31,540	$2,157	$42,117
Nine months ended September 30, 2015	8,016	29,028	5,325	42,369

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

Vault cash rental costs

	Americas	Australasia	Europe	Total
Three months ended September 30, 2016	$698	$1,379	$591	$2,668
Three months ended September 30, 2015	549	1,277	686	2,512
Nine months ended September 30, 2016	$1,980	$4,096	$1,825	$7,901
Nine months ended September 30, 2015	1,653	4,241	1,516	7,410

Assets and liabilities

As at September 30, 2016	Americas	Australasia	Europe	Total
Non-current assets, excluding goodwill	$47,778	$100,179	$8,369	$156,326
Goodwill	68,285	105,602	—	173,887
Total assets	154,499	241,241	13,164	408,904
Total liabilities, excluding corporate liabilities	24,680	37,768	7,224	69,672
Corporate liabilities (long-term debt)				292,983

As at December 31, 2015	Americas	Australasia	Europe	Total
Non-current assets, excluding goodwill	$51,455	$78,322	$6,578	$136,355
Goodwill	68,285	105,906	—	174,191
Total assets	149,094	203,161	12,319	364,574
Total liabilities, excluding corporate liabilities	31,560	35,047	7,315	73,922
Corporate liabilities (long-term debt)				216,190

Reconciliation of segment gross profit to net loss before taxes

	For the three months ended September 30		For the nine months ended September 30
	2016	2015	2016	2015
Gross profit	$33,433	$35,586	$98,928	$102,178
Personnel expenses	(8,751)	(9,926)	(26,849)	(27,760)
Other expenses	(4,851)	(5,677)	(15,226)	(16,559)
Vault cash rental costs	(2,668)	(2,512)	(7,901)	(7,410)
Realized gain (loss) on foreign exchange	(1,478)	1,155	(1,168)	1,754
Adjusted EBITDA	15,685	18,626	47,784	52,293
Acquisition related costs	(1,801)	—	(1,801)	—
Other losses	—	(7,615)	—	(7,431)
Depreciation of property and equipment	(4,185)	(4,628)	(13,516)	(13,609)
Amortization of intangible assets	(9,675)	(9,373)	(28,601)	(28,760)
Finance costs	(4,990)	(6,113)	(15,182)	(15,343)
Unrealized gain (loss) on foreign exchange	(1,004)	325	1,571	(966)
Net loss before income taxes	$(5,970)	$(8,778)	$(9,745)	$(13,816)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

(Tabular amounts in thousands of Canadian dollars, except as noted)

11.       Supplementary cash flow information

Changes in non-cash working capital:

Nine months ended September 30:	2016	2015
Trade and other receivables	$464	$3,935
Inventories	3,260	(3,053)
Prepaid expenses	(381)	(2,669)
Trade and other payables	(4,593)	8,288
Other	(1,670)	81
	$(2,920)	$6,582

Interest paid:

Nine months ended September 30:	2016	2015
Unsecured senior notes	$10,260	$10,156
Term loan(1)	—	1,734
Revolving facility	3,881	1,595
Realized loss on interest rate swaps	934	712
Other	—	1,068
	$15,075	$15,265

(1)         Related to the term loan that was fully repaid on August 17, 2015.

12.       Subsequent event

On October 3, 2016, Cardtronics plc (“Cardtronics”) and the Company  announced a definitive agreement under which Cardtronics would acquire DCPayments. The purchase price of $19.00 per share includes the assets of First Data’s retail ATM and managed services ATM business in Australia which closed on September 30, 2016 (note 4). The acquisition by Cardtronics is expected to close in the first quarter of 2017, subject to shareholder approval at a special meeting of shareholders scheduled for December 2, 2016 as well as certain covenants and conditions contained in the agreement between the parties.